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                                                                   EXHIBIT 10.16

August 26, 2002

Dear Andy:

We are pleased to offer you employment on an at will basis with Penson Worldwide Inc. ("PWI") under the following terms, which are subject to approval by our Board of Directors at its September meeting and subject to completion of more specific documentation as required:

      1. Your title will be Senior Vice President and General Counsel of PWI and Senior Vice President and Chief Operating Officer of our Integrated Trading Solutions subsidiary.

      2. Your base salary will he $300,000 annually, paid bi-monthly. You will be entitled to bonus compensation in accordance with our general discretionary bonus policy, which is based on our assessment of your performance, and on the overall performance of PWI and its subsidiaries. For the first year of your employment, you will be guaranteed a bonus of $100,000, which will be paid bi-monthly in conjunction with your base salary, and you will be eligible for additional bonus compensation to be paid in accordance with our normal policies for discretionary bonuses. For subsequent years, no bonus payments are guaranteed. Discretionary bonus payments are currently made in July and January.

      3. You will be granted options to purchase 75,000 shares of common stock in PWI at a price of $1.76 per share. These options will vest 6.25% per quarter, at. the end of each calendar quarter of your employment and must be exercised within ten years of your employment date. We have agreed that the vesting period for these options began on March 27, 2002.

      4. Based on your expected start date of September 1, 2002, you will be covered by our standard group insurance plan as of September 1, 2002. You will be entitled to the same benefits coverage as our other senior executives. We currently pay for employee coverage, and employees pay for their dependent coverage. Please refer to the plan documents for additional coverage information.

      5. Based on your expected start date of September 1, 2002, you will be eligible to contribute to our 401(k) retirement plan as of October 1, 2002. It is our current policy to match 50% of employee contributions, up to a maximum of 5,000 per year, for employees at your compensation level. This is a discretionary policy, based upon our assessment of the company's performance and financial condition.

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      6.    You will be entitled to four weeks of paid vacation per year, subject to normal scheduling limitations. Unused vacation may be rolled over from year to year with management approval.

      7. We may terminate your employment at any time. If you are terminated for a reason other than cause, you will be entitled to six months' prior written notice, or we may terminate you immediately upon written notice, and continue to pay you for the following six months. If you are terminated for cause, you will not be entitled to any severance pay.

      8. If PWI undergoes a change of beneficial ownership in excess of 50% of the outstanding shares, or a sale of substantially all of the assets of PWI and its subsidiaries, in connection with a merger or similar transaction, and in the year subsequent to such change, you are terminated for a reason other than cause, 50% of any remaining unvested options to purchase PWI stock will vest immediately prior to such termination.

If these terms are acceptable, please evidence your agreement by signing below. We look forward to working with you.

Sincerely,

Phil Pendergraft
Chief Operating Officer

Accepted:

Andrew Koslow